                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           UNION PACIFIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 /\      /\
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5)  Total fee paid:

     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3)  Filing Party:

     ---------------------------------------------------------------------------

     (4)  Date Filed:

     ---------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101
SEC 1913 (3-99)

[LOGO] Union Pacific
     Union Pacific
     Corporation
                                                       Notice of Annual Meeting
                                                                of Shareholders

1416 Dodge Street
Room 1230
Omaha, NE 68179

To the Shareholders:                                  March 7, 2002

   You are hereby notified that the 2002 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 19, 2002 for the following purposes:

   (1) to elect 11 directors, each to serve for a term of one year;

   (2) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company;

   (3) to consider and vote upon a shareholder proposal if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

   Only shareholders of record at the close of business on February 8, 2002 are entitled to notice of and to vote at the Annual Meeting.

   Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

                                      Carl W. von Bernuth
                                      Senior Vice President,
                                      General Counsel and Secretary

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        For Annual Meeting of Shareholders to Be Held on April 19, 2002

                                                                  March 7, 2002

   This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 19, 2002 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 7, 2002.

   The close of business on February 8, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 251,225,365 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

   Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

   If your Common Stock is held by a broker, bank or other nominee on your behalf, you will receive directions from such holder as to how your shares may be voted in accordance with your instructions. If you hold your Common Stock in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number or accessing the Internet address listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided. When you use the telephone or Internet voting system, the system verifies that you are a shareholder through the use of a Control Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Control Number and specific directions for using the telephone and Internet voting system are on the proxy card.

   All shares represented by properly submitted paper, internet or telephone proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions provided by the shareholder. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder submitting a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting new telephone or Internet instructions or a validly executed later-dated proxy, or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

   The Board of Directors has adopted a confidential voting policy (see "Corporate Governance Guidelines and Policies" beginning on page 15) under which record shareholder proxies or voting instructions are received by the Company's stock transfer agent, Computershare Investor Services, and the vote is certified by independent inspectors of election who are officers of Computershare. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except as necessary to meet legal requirements, in certain cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

   The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

   Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 2003 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 7, 2002 and comply with the other requirements of Rule 14a-8.

   Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2003 Annual Meeting that the shareholder does not seek to include in the Company's proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 22, 2003, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company's proxy statement pursuant to SEC Rule 14a-8, the Company's By-Laws provide that to be considered at the 2003 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 21, 2002 and ending on January 20, 2003 and must contain the information specified by and otherwise comply with the Company's By-Laws. Any shareholder wishing to receive a copy of the Company's By-Laws should direct a written request to the Secretary at the Company's executive offices.

                         (1) ELECTION OF 11 DIRECTORS

   Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 11 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 11 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under "Certain Relationships and Related Transactions--Agreement with Anschutz Shareholders". The Board of Directors recommends that shareholders vote FOR each of the nominees.

   As of February 8, 2002 all directors and executive officers as a group beneficially owned 10,482,911 shares of Common Stock, representing 4.12% of the outstanding Common Stock, of which 3,452,590 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. No nominee for director other than Mr. Anschutz beneficially owns more than 0.72% of the outstanding Common Stock. Mr. Anschutz beneficially owns and has the right to vote 2.24% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

   E. Virgil Conway will retire from the Board at the 2002 Annual Meeting, and his service as a director of the Company will end at that time. The Board acknowledges, with utmost gratitude and appreciation, the significant contributions and special leadership that Virg Conway has so generously given to the Company over the past 24 years, including service as Chair of the Compensation and Benefits Committee. Virg's experience and business acumen will be missed, and the Board wishes him every success and happiness in his future endeavors.

   Richard D. Simmons will also retire from the Board at the 2002 Annual Meeting and his service of more than 20 years as a director of the Company will end at that time. The Board wishes to express its deepest appreciation to Dick Simmons for the integrity, conscientiousness, strength of character and special insight that have been a constant hallmark of his tenure as a director. Dick's broad business background and the willingness to express his convictions have served the Company well, and the Board wishes him the very best in the years to come.

   The following tables set forth certain information on the nominees for director, including Common Stock beneficially owned as of February 8, 2002 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common

Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                                                      Equity Ownership
                                                                                   -------------------
                          Name and Principal Occupation                              UPC       UPC
                                  or Employment                                    Units(a) Shares(b)
                          -----------------------------                            -------- ----------
Philip F. Anschutz                                                                   8,942  5,616,193 (c)
   Chairman of the Board, Chief Executive Officer and a director,
            The Anschutz Corporation and Anschutz Company (the
            corporate parent of The Anschutz Corporation), with
            holdings in energy, transportation, communications,
            professional sports, agriculture, entertainment and real
            estate, Denver, CO. Director, Forest Oil Corporation, Qwest
            Communications International Inc. Director and Vice
            Chairman of the Company since 1996. Age 62.

Richard K. Davidson                                                                302,337   1,787,543(d)
   Chairman, President and Chief Executive Officer of the
             Company and Chairman and Chief Executive Officer of
             Union Pacific Railroad Company, a subsidiary of the
             Company. Director of the Company since 1994. Age 60.

Thomas J. Donohue                                                                    2,578       5,464
   President and Chief Executive Officer, U.S. Chamber of
             Commerce, business federation, Washington, DC. Director,
             Qwest Communications International Inc., Sunrise Assisted
             Living, Inc., XM Satellite Radio. Director of the Company
             since 1998. Age 63.

Archie W. Dunham                                                                       850       4,619
   Chairman, President and Chief Executive Officer, Conoco Inc.,
             integrated energy company, Houston, TX. Director,
             Louisiana-Pacific Corporation, Phelps Dodge Corporation.
             Director of the Company since 2000. Age 63.

Spencer F. Eccles                                                                    3,506      13,385(e)
   Chairman, Wells Fargo Intermountain Banking Region,
             diversified financial services company, Salt Lake City, UT.
             Director, Wells Fargo & Company, U.S. Chamber of
             Commerce. Director of the Company since 1976. Age 67.

                                                                                     Equity Ownership
                                                                                   -----------------
                          Name and Principal Occupation                              UPC       UPC
                                  or Employment                                    Units(a) Shares(b)
                          -----------------------------                            -------- ---------

Ivor J. Evans                                                                      104,414   406,336(f)
   President and Chief Operating Officer of Union Pacific Railroad
             Company, a subsidiary of the Company. Director of the
             Company since 1999. Age 59.

Elbridge T. Gerry, Jr.                                                               6,311    10,394(g)
   Partner, Brown Brothers Harriman & Co., bankers, New York,
            NY. Director of the Company since 1986. Age 68.

Judith Richards Hope                                                                 3,357     7,985
   Partner, Paul, Hastings, Janofsky & Walker, law firm, Los
            Angeles, CA, New York, NY and Washington, DC. Director,
            The Budd Company, General Mills, Inc., Russell Reynolds
            Associates. Director of the Company since 1988. Age 61.

Richard J. Mahoney                                                                   3,675    18,798
   Retired Chairman and Chief Executive Officer, Monsanto
           Company, agricultural products, St. Louis, MO. Distinguished
           Executive in Residence, Weidenbaum Center, Washington
           University, St. Louis, MO. Advisory Director, Metropolitan Life
           Insurance Company. Director of the Company since 1991.
           Age 68.

Steven R. Rogel                                                                        667     4,600
   Chairman, President and Chief Executive Officer, Weyerhaeuser
             Company, integrated forest products company, Federal Way,
             WA. Director, Kroger Company. Director of the Company
             since 2000. Age 59.

Ernesto Zedillo Ponce de Leon                                                          523     1,000
   Former President of Mexico. Director, Alcoa Inc., The Procter &
          Gamble Company. Director of the Company since 2001.
          Age 50.

--------
(a) See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see "Report on Executive Compensation" for an explanation of certain restrictions on retention stock units for employee directors.
(b) The UPC Shares amount for all directors except Messrs. Davidson, Evans and Zedillo includes 3,600 shares of Common Stock subject to presently exercisable options granted under the 2000 Directors Stock Plan.
(c) Includes 2,470,970 shares of Common Stock that are the subject of a forward sale contract under which The Anschutz Corporation retained voting power as of February 8, 2002. Does not include 6,884,446 shares of Common Stock with respect to which The Anschutz Corporation has entered into previous forward sales contracts and as to which The Anschutz Corporation does not have the power to dispose of or vote the shares. The Anschutz Corporation does, however, have the power in certain circumstances to reacquire voting power with respect to all of such shares subject to these previous forward sales contracts. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.
(d) The UPC Unit amount includes 33,445 deferred stock units and 268,892 retention stock units, including 50,000 retention units representing the maximum award that could be earned under the 2001 Long Term Plan. The UPC Shares amount includes 1,312,876 shares of Common Stock subject to presently exercisable stock options granted under the 1993 Stock Option and Retention Stock Plan. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.
(e) Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles' family.
(f) The UPC Unit amount includes retention stock units only, including 27,500 retention units representing the maximum award that could be earned under the 2001 Long Term Plan. The UPC Shares amount includes 265,000 shares of Common Stock subject to presently exercisable stock options granted under the 1993 Stock Option and Retention Stock Plan.
(g) Mr. Gerry also has shared voting or investment power with respect to 327,352 shares held in family trusts.
--------

   All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

   Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

   Mr. Thomas J. Donohue was President and Chief Executive Officer of the American Trucking Associations, the national organization of the trucking industry, through September 1997 and since such date has been President and Chief Executive Officer of the U.S. Chamber of Commerce. Mr. Archie W. Dunham added the title of Chairman of Conoco Inc. in August 1999. Mr. Spencer F. Eccles was Chairman and Chief Executive Officer of First Security Corporation, bank holding company, through October 26, 2000 and has been Chairman of Wells Fargo Intermountain Banking Region since such date. Mr. Ivor J. Evans was Senior Vice President of Emerson Electric Company, industrial motors and equipment, appliance components, electronics, power tools and valves, through September 14, 1998. Mrs. Judith Richards Hope was Senior Partner of Paul, Hastings, Janofsky & Walker through April 1997, Senior Counsel to such firm to February 1, 2000 and on April 28, 2000, was appointed a non-equity Partner, effective February 1, 2000. Mr. Steven R. Rogel was President and Chief Executive Officer of Willamette Industries, Inc., integrated forest products company, to December 1, 1997, President and Chief Executive Officer of Weyerhaeuser Company to April 20, 1999 and Chairman, President and Chief Executive Officer of Weyerhaeuser since such date. Dr. Ernesto Zedillo served as President of Mexico through November 2000.

Compensation of Directors

   Directors who are not employees of the Company receive an annual retainer of $60,000 plus expenses. Directors are required to invest $30,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard's investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by four directors during 2001 totaled $132,000.

   Directors who are not employees of the Company receive $10 million of excess liability insurance coverage. Directors elected to the Board prior to April 21, 2000 are eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Conway, Eccles, Gerry, Hope, Mahoney and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Non-employee directors elected between January 1996 and April 2000 will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above based on a value of $85,000. This value was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. The units to be credited will be determined by dividing $85,000 by the Company's Common Stock price on the fifth anniversary date. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

   As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, (the 1992 Plan) each individual who was a non-employee director on May 28, 1992, or who was elected as a non-employee director up to April 21, 2000 has received an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 1992 Plan. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. The 1992 Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 31, 2002 was granted an option to purchase 2,950 shares at an option price of $61.14 per share. The 2000 Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote and receive dividends on such shares or units, but may not transfer or encumber such shares or units, and will forfeit such shares or units unless he or she remains a director during the restricted period.

Governance of the Company

   In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

   During 2001, the Board of Directors met six times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 97%.

Committees of the Board

Executive Committee

   The current members of the Executive Committee are Philip F. Anschutz (Chair), E. Virgil Conway, Richard K. Davidson, Elbridge T. Gerry, Jr., Judith Richards Hope and Richard J. Mahoney.

   The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 2001.

Audit Committee

   The Audit Committee operates under a charter revised and readopted by the Board of Directors on May 31, 2001, which is appended hereto as Appendix A. The Board has reviewed the business relationships certain directors serving on the Audit Committee have with the Company and determined in its business judgment that such relationships do not interfere with any Committee member's exercise of independent judgment. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise.

   The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company's contractual obligations and commercial commitments, including off balance sheet financing arrangements. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met four times in 2001.

   The Committee wishes to report that it has reviewed and discussed with management the Company's consolidated financial statements for the year ended December 31, 2001. The Committee has discussed with the Company's independent certified public accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by

Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

   The Committee has also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Deloitte & Touche LLP.

   Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2001, totaled $2,022,258.

   Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP did not provide such services to the Company for the year ended December 31, 2001.

   All Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2001, for services other than those disclosed above totaled $1,068,744, including audit related services of $598,945 and tax and other fees of $469,799. Audit related services include consultation on accounting standards and transactions, actuarial work, consents and financial comfort letters and audits of employee benefit plans.

                                  The Audit Committee

                                      Judith Richards Hope (Chair)
                                      Thomas J. Donohue
                                      Spencer F. Eccles
                                      Steven R. Rogel
                                      Richard D. Simmons

Finance Committee

   The current members of the Finance Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Spencer F. Eccles, Judith Richards Hope, Richard
J. Mahoney and Ernesto Zedillo.

   The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 2001.

Compensation and Benefits Committee

   The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chair), Thomas J. Donohue, Archie W. Dunham, Steven R. Rogel and Richard D. Simmons.

   The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's executive incentive plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 23 through 27 for the Committee's report on 2001 compensation and stock ownership programs. The Committee met five times in 2001.

Corporate Governance and Nominating Committee

   The current members of the Corporate Governance and Nominating Committee are Richard J. Mahoney (Chair), Philip F. Anschutz, Archie W. Dunham and Elbridge
T. Gerry, Jr.

   The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year.

   The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee also assesses and refines on an ongoing basis the process of annual CEO evaluation and coordinates with the Compensation and Benefits Committee on implementation.

   The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2003 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 21, 2002 and ending on January 20, 2003 and include sufficient biographical material to permit an appropriate evaluation of the candidate and comply with all other procedures contained in the Company's By-Laws. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met two times in 2001.

Corporate Governance Guidelines and Policies

   The Board has adopted and refined from time to time the guidelines and policies set forth below, and they are published herein to apprise shareholders of the Board's point of view with respect to selected corporate governance issues considered to be of significance to shareholders. The Board, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to ensure the effective and efficient governance of the Company.

   Confidential Voting. The Corporate Governance and Nominating Committee at its September 2001 meeting developed a confidential voting policy in response to the support by approximately 60% of the shares voted at last year's Annual Meeting of a shareholder proposal to adopt such a policy. The new policy, which was presented to and approved by the full Board, reads as follows:

          "It is the Company's policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific stockholders be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions, and except in the event of a contested proxy solicitation. Access to proxies, consents, ballots and other stockholder voting records will be limited to inspectors of election who are not employees of the Company.

          This policy shall not operate to prohibit stockholders from disclosing the nature of their votes to the Company or the Board of Directors if any stockholder so chooses. Comments written on proxies, consents, ballots, or other voting materials, together with the name and address of the commenting stockholder, will be made available to the Company without reference to the vote of the stockholder, except where such vote is included in the comment or disclosure is necessary to understand the comment.

          Information concerning which stockholders have not voted and status reports concerning the vote, including breakdowns of vote totals by different types of stockholders, may be made available to the Company, provided that the Company is unable to determine from such reports how any particular stockholder voted."

   Board Meeting Agendas. The Board permits the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

   Distribution of Board Materials. The Board recommends that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

   Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

   Board Size. The Board has adopted a guideline to achieve a target Board size of ten to 12 members with no more than two inside directors.

   Board Independence. The Board has established the criteria that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

   CEO Service on Outside Boards. The Board recommends that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

   New Director Orientation. The Board requests that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

   Board Committee Meeting Agendas. The Board recommends the inclusion of items on Board Committee agendas as developed by the departments of the Company that administer the area of responsibility charged to each committee, and permits committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

   Board Member Compensation. The Board considers it desirable that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Corporate Governance and Nominating Committee.

   Board Member Pensions. The Board eliminated the non-employee director pension plan for directors who begin service after January 1996. Directors elected between January 1996 and April 2000 received or will receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

   Board Member Equity Ownership Target. The Board recommends that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

   Evaluation of the Chairman and CEO. The Corporate Governance and Nominating Committee, in conjunction with the Compensation and Benefits Committee, developed a written procedure, including a Mission Statement for the Chairman and CEO, which was presented to and confirmed by the full Board, for evaluating the Chairman and CEO. This process involves the distribution of a questionnaire and business objectives summary to all non-employee directors prior to the January Board meeting. The questionnaire provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary become the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an Executive Session of the Board, without the CEO or any member of management present, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the Executive Session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee, the Executive Committee and the Finance Committee then review with the CEO his performance and any recommended areas for improvement.

   Change in Principal Occupation. The Board adopted a policy with respect to the retirement of directors from their principal occupation requiring that a director submit his or her resignation from the Board of Directors to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance upon a director's retirement, resignation or other significant change in professional duties and responsibilities.

   Evaluation of Board Performance. The Corporate Governance and Nominating Committee, on recommendation of the management of the Company, developed a process whereby the Board of Directors will periodically review Board performance, including the conduct of Board meetings, to provide the Committee and the Chairman with input as to how the effectiveness of the Board might be improved. The process involves the distribution of a self-assessment questionnaire to all Board members in advance of a Board meeting at which performance is to be reviewed. This questionnaire invites written comments by the individual director on all aspects of the Board process and then becomes the basis for a discussion during an Executive Session of the Board, led by the Chairman and CEO, of Board performance and any recommended improvements.

   The most recent such evaluation of Board efficiency and effectiveness was conducted by the Board in November 2001. During this session the directors commented on various aspects of the Board process and suggested several topics for future management presentations.

   Evaluation of Director Performance. To assist in discharging its responsibilities to review the qualifications of candidates for the position of director and to recommend candidates to the Board of Directors as nominees to stand for election at Annual Meetings or to fill such Board vacancies as may occur during the year, the Corporate Governance and Nominating Committee has developed a Board Profile outlining qualities deemed helpful to the Company and has adopted a selection procedure that reviews a number of areas in evaluating the performance and contributions of current directors in connection with their renomination to stand for election to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC and the New York Stock Exchange. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2001.

Security Ownership of Certain Beneficial Owners

   The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

                                       Number of Shares of
           Names and Addresses            Common Stock     Percent of
           of Beneficial Owners        Beneficially Owned    Class
           --------------------        ------------------- ----------
           FMR Corp.                       21,800,898(a)     8.60%
           82 Devonshire Street
           Boston, MA 02109

           AXA Financial, Inc.             19,740,705(b)     7.86%
           1290 Avenue of the Americas
           New York, NY 10104

--------
(a) Based on information contained in Schedule 13G filed by FMR Corp. (FMR) with the SEC with respect to shares of Common Stock owned on December 31, 2001. According to the filing, on that date FMR, through its subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., and Fidelity International Limited, an affiliate of FMR, had in the aggregate sole and shared power to vote 1,829,857 and 0, respectively, of such shares, and sole and shared power to dispose of 21,800,898 and 0, respectively, of such shares. Of the aforesaid 21,800,898 shares, the number of shares of Common Stock owned by FMR's wholly-owned investment companies included 2,354,534 shares resulting from the assumed conversion of 3,244,500 shares of 6 1/4% Convertible Preferred Securities issued by Union Pacific Capital Trust, a statutory business trust sponsored and wholly-owned by the Company. The percentage set forth above assumes conversion of the Convertible Preferred Securities beneficially owned by FMR but no conversion by any other holder of the Convertible Preferred Securities.
(b) Based on information contained in Schedule 13G filed by AXA Financial, Inc.
    (AXA) with the SEC with respect to shares of Common Stock owned on December 31, 2001. According to the filing, on that date AXA through its subsidiaries Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States, and its affiliates AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle,

   AXA Rosenburg Investment Management LLC and AXA, had in the aggregate sole and shared power to vote 8,328,529 and 5,290,053, respectively, of such shares, and sole and shared power to dispose of 19,588,915 and 151,790, respectively, of such shares.
--------

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

   In connection with the Company's acquisition of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation
(TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company will elect Mr. Anschutz or another individual selected by TAC (such individual being referred to as the Anschutz Designee), as a director of the Company. Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to beneficially own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors.

   The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until September 2003 (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of voting securities; the solicitation of proxies with respect to voting securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; and the disposition of voting securities. In addition, during such "standstill" period, the Anschutz Shareholders agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion. Pursuant to the Anschutz Shareholders Agreement, the Company also has agreed to (i) appoint Mr. Anschutz as Vice Chairman of the Board of Directors, (ii) appoint the Anschutz Designee as a member of the Executive and Finance Committees of the Board, and (iii) subject to certain conditions which have not been satisfied, appoint the Anschutz Designee as a member of the Compensation and Benefits Committee of the Board.

Transactions Involving Anschutz Shareholders and Affiliates

   Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP's railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad's rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad's usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. The current annual rentals under these lease agreements are approximately $23,700 and $26,800, respectively, and are subject to annual adjustment. Compensation paid or accrued to the Railroad during 2001 under all three agreements totaled approximately $328,800.

   Pacific Pipeline System LLC (Pacific Pipeline), a majority-owned indirect subsidiary of Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad's right-of-way between Santa Clarita and Los Angeles/Long Beach, California. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company
(SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 2001 was approximately $3,997,000. In December 2001, the Railroad invoiced Pacific Pipeline approximately $1,007,000 for rentals under the easement agreement for the first three months of calendar year 2002. This amount was paid by Pacific Pipeline in January 2002. Pursuant to the terms of the easement agreement, the rental for the period beginning April 1, 2002 will be revised in accordance with a prescribed valuation procedure to reflect the then current fair market rental.

   Additionally, Pacific Pipeline holds various pipeline crossing and encroachment permits granted by the Railroad. Pursuant to these instruments Pacific Pipeline paid approximately $9,600 during 2001.

Other Business Relationships

   Judith Richards Hope is a non-equity Partner in the firm of Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 2001 and 2002.

Compensation Committee Interlocks and Insider Participation

   The Compensation and Benefits Committee includes the following non-employee directors: E. Virgil Conway, Thomas J. Donohue, Archie W. Dunham, Steven R. Rogel and Richard D. Simmons.

   The Railroad has a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges, and paid approximately $460,000 to such firm during 2001 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

Report on Executive Compensation

   The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company.

   The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

   Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer's salary, taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for similar positions at comparable companies and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance objectives, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 36, as well as industrial companies of a similar size in different lines of business with which the Company competes for first-rate executive talent.

   Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder-approved formula tied to return on equity (ROE) and net income. The account is credited only in years where the results from continuing operations produce a return on average annual shareholder's equity, before accounting changes, of at least 10%, which permits 1.5% of net income to be credited. The permissible credit is increased .075% of net income for each ..1% of ROE over 10%. The maximum credit is 3% of net income which requires a ROE of 12%. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers, which generally includes the four most highly compensated officers other than the Chief Executive Officer. "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first 11 months of the year. For 2001, a total of $19.4 million was awarded to executives under the EIP. Executives have an alternative to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount foregone pursuant to the Executive Incentive Premium Exchange Program (PEP). The units are generally subject to a three-year vesting period. Executive officers, including the Chief Executive Officer, elected to forego $7.8 million of EIP cash incentive awards and received 190,189 retention stock units.

Long-Term Compensation

   The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. The Company's long-term compensation incentives currently include stock options, retention stock and retention stock units. The Company's 2001 Long Term Plan described below also includes a potential cash award.

   Stock-Based Awards. Stock-based awards are key elements in the Company's long-term compensation program. The size of stock awards is based on the executive's position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit upon exercise of options, net of taxes and cost of exercise. Retention stock and retention stock units generally require three years of continuous employment to vest, and, in some cases, achievement of certain performance goals.

   2001 Long Term Plan (LTP). In November 2000, the Committee established the LTP to further align the interests of key employees with Company shareholders. Participants were awarded retention shares or retention stock units and cash awards subject to attainment of performance targets and continued employment through January 31, 2004. The LTP performance criteria include three-year (2001-2003) cumulative Earnings Per Share (EPS) and stock price targets. Varying levels of awards may be earned based upon achievement of the performance targets. Executives subject to restrictions under Section 162(m) of the Code are required to defer receipt of any retention stock units awarded under the LTP until termination of employment pursuant to the Company's Deferral of Stock Award Gains Program.

   Executive Stock Purchase Incentive Plan. This one-time program established in 1999 allowed 64 executives, including the Chief Executive Officer, to purchase from the Company 1,008,000 shares of Common Stock at a fair market value of $46.3125 per share using a full-recourse, interest-bearing loan from the Company. Currently, there are 62 participants who purchased 993,000 shares under the program. The terms of the loan are described beginning on page 29.

Deductibility of Performance-Based Compensation

   The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The Committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

   Under Mr. Davidson's leadership in 2001, the Company overcame the effects of the economic recession while implementing strategic initiatives and posting record setting results. Significant progress was made in service improvement, productivity and leveraging the strengths of the Railroad and Overnite Transportation Company (Overnite) franchises to serve customers in new ways.

   Critical 2001 financial measures, including revenue, operating income and net income were the best marks in the history of the Company. The Railroad reported an all-time high and industry record revenue of $10.8 billion. Productivity improvements enabled the Railroad to keep expenses essentially flat and earn over $2 billion in operating income, another best-ever performance. The rail operating ratio ended the year at a post-UP/SP merger best of 80.7%. These strong results were reflected in the 14% year-over-year increase in Company market value, to $14.3 billion as of December 31, 2001. During this same time period, the S&P 500 declined approximately 13%.

   The Railroad also maintained its forward momentum during the year in the areas of safety and customer service. The Federal Railroad Administration reportable injury rate and crossing incidents decreased to all-time records for the Railroad. Service performance and customer satisfaction also set new records in 2001 as the Railroad continued to expand innovative rail service offerings for its customers. The Railroad was chosen as one of thirteen finalists for the prestigious Malcolm Baldrige National Quality Award and received numerous awards during the year recognizing excellence in customer service and employee relations.

   Overnite posted 3% revenue gains to a best ever $1.14 billion despite the significant downturn in the economy that drove most competitors' results below last year. Overnite reported operating income of $54 million, a 1% improvement from 2000, and achieved an all-time best free cash flow. Overnite also matched its on-time delivery performance record of 97.5% set last year.

   Mr. Davidson is the Company's most highly compensated officer. His salary was not adjusted during 2001. In January 2002, the Board of Directors reviewed Mr. Davidson's performance and based on that review, as well as other factors including competitive compensation information, the Committee awarded him 73,603 retention stock units and 200,000 options. Mr. Davidson would have been eligible for an award under the EIP but elected in advance to forego the entire amount of any such award for retention stock units under the PEP.

                                  The Compensation and Benefits Committee

                                      E. Virgil Conway, Chair
                                      Thomas J. Donohue
                                      Archie W. Dunham
                                      Steven R. Rogel
                                      Richard D. Simmons

Summary Compensation Table

   The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                            Long-Term Compensation
                                                          ----------------------------
                              Annual Compensation               Awards        Payouts
                       ---------------------------------------------------------------
                                                  Other
                                                 Annual   Restricted                  All Other
      Name and                                   Compen-    Stock    Options/  LTIP    Compen-
 Principal Position    Year   Salary   Bonus(a) sation(b) Awards(c)    SARs   Payouts  sation(d)
------------------------------------------------------------------------------------------------
Richard K. Davidson    2001 $1,100,004 $      0 $107,945  $4,500,000 150,000    $0     $73,460
  Chairman and CEO     2000    962,504        0   96,442   3,600,000       0     0      53,815
                       1999    887,504        0   81,410   3,000,000       0     0      51,725

Ivor J. Evans          2001    683,340        0   77,311   1,575,000  75,000     0      48,943
  President and COO    2000    600,000        0   77,113   1,275,000       0     0      38,310
  of the Railroad      1999    516,670        0   53,461   1,050,000       0     0      21,080

Carl W. von Bernuth    2001    421,900  700,000      196           0  35,000     0      22,312
  Sr. Vice President,  2000    405,000  325,000      183     487,500       0     0      19,980
  General Counsel      1999    391,800  615,000      180           0       0     0      19,475
  and Secretary

James R. Young         2001    400,008  340,000      179     127,500  35,000     0      16,325
  Exec. Vice Presi-    2000    323,336  175,000      119     262,500       0     0      12,363
  dent-Finance(e)      1999    238,300  285,000       58           0       0     0       9,235

Dennis J. Duffy        2001    400,008  212,500      179     318,700  35,000     0      17,207
  Executive Vice       2000    333,336   67,000      127     572,700       0     0      13,363
 President-Opera-      1999    267,504  315,000       84           0       0     0      11,225
 tion of Railroad

--------
(a) Bonus amounts foregone under the Company's PEP for 1999, 2000 and 2001 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.
(b) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans and certain personal benefits, including the following: for Mr. Davidson in 2001, 2000 and 1999--use of corporate transportation $61,462, $43,920 and $26,090, respectively, and tax and financial counseling services $43,782, $49,880 and $52,780, respectively; and for Mr. Evans in 2001, 2000 and 1999--use of corporate transportation $56,012, $58,009 and $37,624, and tax and financial counseling services $18,922, $16,740 and $13,720. Other Annual Compensation below disclosure thresholds has been omitted.
(c) Pursuant to the PEP, for 2001 Messrs. Davidson, Evans, Young and Duffy elected to forego all or a portion of their respective annual incentive awards in exchange for grants of retention stock units equal to 150% of the amount foregone, with retention stock units valued at the fair market value of Common Stock on January 31, 2002, the day the award was made. The amounts shown in the restricted stock awards column for 2001 for Messrs. Davidson, Evans, Young and Duffy include 59,250, 25,761, 2,086 and 5,214 retention stock units, respectively, so awarded. Such retention stock units are generally subject to a three-year vesting period. During the vesting period, the holder is entitled to receive a payment in cash equal to the amount of dividends that would have been paid on an equivalent number of shares of outstanding Common Stock.
(d) All Other Compensation for 2001 consists of Company-matched thrift plan contributions (Mr. Davidson $33,000, Mr. Evans $20,500, Mr. von Bernuth $12,657, Mr. Young $12,000 and Mr. Duffy $12,000), and life insurance premiums in 2001 (Mr. Davidson $40,460, Mr. Evans $28,443, Mr. von Bernuth $9,655, Mr. Young $4,325 and Mr. Duffy $5,207).
(e) Mr. Young was elected Senior Vice President-Finance of the Company and Treasurer of the Railroad in June 1998, Controller of the Company and Senior Vice President-Finance of the Railroad in March 1999, and Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad effective December 1, 1999.
--------

Indebtedness of Management

   In September 1999, the Board of Directors approved the Executive Stock Purchase Incentive Plan (ESPIP) whereby certain of the Company's executive officers purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. The loans have a seventy-six month term, commencing October 1, 1999, and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Dividends paid on the purchased shares are assigned to the Company to offset the loan balance until certain performance criteria are met, following which the dividends are paid to the individual. The proceeds of deferred cash incentives awarded upon the satisfaction of certain retention or performance criteria during the performance period must also be applied to pay the loans. Following such payment, the balance of the loans at the end of the performance period will generally be payable in three equal installments (plus interest) on the first three anniversaries after the end of the performance period. The payment of the loan will be accelerated if the executive officer's service is terminated while the loan is outstanding. If the executive officer's service is terminated during the performance period for any reason, no deferred cash incentives will be awarded. The loan may also be prepaid at any time at the executive officer's option. The performance period ends January 31, 2003.

   The first performance criterion was satisfied in March 2001, and accordingly thereafter dividends on the purchased shares are paid directly to the participant. In addition, the participant will receive a deferred cash incentive equal to the amount of accrued interest at the end of the performance period assuming other required conditions of the plan are met.

   The following table describes the indebtedness of the Company's executive officers under the ESPIP:

                                                  Aggregate Amount of
                              Greatest Amount of  Indebtedness as of
                 Name        Indebtedness in 2001  December 31, 2001
                 ----        -------------------- -------------------
           R. K. Davidson       $10,358,886.88      $10,358,886.88
           I. J. Evans            5,179,443.43        5,179,443.43
           L. H. Suggs            3,884,582.59        3,884,582.59
           D. J. Duffy            2,071,777.40        2,071,777.40
           R. B. King             2,071,777.40        2,071,777.40
           J. J. Koraleski        2,071,777.40        2,071,777.40
           C. W. von Bernuth      2,071,777.40        2,071,777.40
           J. R. Young            2,071,777.40        2,071,777.40
           L. M. Bryan, Jr.       1,035,888.67        1,035,888.67
           C. R. Eisele           1,035,888.67        1,035,888.67
           R. M. Knight, Jr.        517,944.32          517,944.32
           M. E. McAuliffe          414,335.50          414,335.50
           B. R. Gutschewski        258,972.19          258,972.19
           M. S. Jones              258,972.19          258,972.19
           R. J. Putz               258,972.19          258,972.19
           B. W. Schaefer           258,972.19          258,972.19

Security Ownership of Management

   The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of February 8, 2002 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                         Number of
                                    Shares Beneficially Percent
                       Name              Owned(a)       of Class
                       ----         ------------------- --------
                Richard K. Davidson      1,820,988        0.72%
                Ivor J. Evans              406,336        0.16%
                Carl W. von Bernuth        512,797        0.20%
                James R. Young             177,582        0.07%
                Dennis J. Duffy            202,724        0.08%

--------

(a) Each individual has sole voting power with respect to the shares beneficially owned. Included in the number of shares beneficially owned by Messrs. Davidson, Evans, von Bernuth, Young and Duffy are 1,312,876, 265,000, 409,655, 111,589 and 134,596, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Davidson and von Bernuth are 33,445 and 13,408 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Evans, von Bernuth, Young and Duffy are 201,080, 76,914, 9,774, 7,349 and 13,274
    restricted stock units, respectively, awarded under the PEP and 50,000, 27,500, 13,750, 18,750 and 18,750 retention units, respectively, representing the maximum awards such persons could earn under the LTP, and for Messrs. Davidson, Young and Duffy 17,812, 3,000 and 3,422 retention stock units, respectively, awarded under the 1993 Stock Option and Retention Stock Plan or the 2001 Stock Incentive Plan.

--------

Option/SAR Grants Table

   The following table sets forth information concerning individual grants of stock options during 2001 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                         Individual Grants
                       ------------------------------------------------------
                        Number of   % of Total
                        Securities   Options/
                        Underlying     SARs    Exercise            Grant Date
                       Options/SARs Granted to or Base  Expiration  Present
          Name          Granted(a)  Employees   Price      Date     Value(b)
          ----         ------------ ---------- -------- ---------- ----------
   Richard K. Davidson   150,000       8.34%    $49.88  1/25/2011  $1,962,435
   Ivor J. Evans          75,000       4.17%     49.88  1/25/2011     981,217
   Carl W. von Bernuth    35,000       1.95%     49.88  1/25/2011     457,901
   James R. Young         35,000       1.95%     49.88  1/25/2011     457,901
   Dennis J. Duffy        35,000       1.95%     49.88  1/25/2011     457,901

--------

(a) 2,004 shares of the options granted to each executive were in the form of an incentive stock option and the balance in the form of a non-qualified option.

(b) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 29.5%; expected dividend yield, 1.4%; expected option term, 4 years; and risk-free rate of return, 4.3%.

--------

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

   The following table sets forth individual exercises of stock options during 2001 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                               Number of
                                              Securities     Value of
                                              Underlying    Unexercised
                                              Unexercised  In-the-Money
                                             Options/SARs  Options/SARs
                            Shares             at FY-End     at FY-End
                           Acquired          ------------- -------------
                              On     Value   Exercisable/  Exercisable/
              Name         Exercise Realized Unexercisable Unexercisable
              ----         -------- -------- ------------- -------------
       Richard K. Davidson  29,749  $399,529   1,162,876    $11,144,232
                                                 431,000      1,208,500

       Ivor J. Evans             0         0     190,000      2,963,000
                                                  75,000        534,000

       Carl W. von Bernuth  35,695   729,248     374,655      5,174,403
                                                 102,500        282,950

       James R. Young       15,149   312,978     120,300      1,493,345
                                                  35,000        249,200

       Dennis J. Duffy      12,642   345,854     108,516        702,758
                                                  35,000        249,200

Defined Benefit Plans

   Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

   The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of service and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Evans, von Bernuth, Young and Duffy have accrued benefits under the Supplemental Plan. In January 2002, Mr. Evans was granted an additional six years of service under the Supplemental Plan.

   The credited years of service and approximate annual final average earnings (as of February 28, 2002) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $3,219,000; Mr. Evans 14, $1,478,000; Mr. von Bernuth 22,
$1,063,000; Mr. Young 23, $684,000; and Mr. Duffy 28, $701,000.

   The Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

   The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon annual final average earnings and years of employment is illustrated in the following table:

                                      Years of Employment
            ------------------------------------------------------------------------
  Final     10 Yrs   15 Yrs    20 Yrs     25 Yrs     30 Yrs     35 Yrs     40 Yrs
 Average    Employ-  Employ-   Employ-    Employ-    Employ-    Employ-    Employ-
 Earnings    ment     ment      ment       ment       ment       ment       ment
----------  -------- -------- ---------- ---------- ---------- ---------- ----------
$  600,000  $ 97,550 $146,320 $  195,100 $  243,870 $  292,590 $  321,350 $  350,110
   800,000   130,890  196,330    261,780    327,220    392,590    431,350    470,110
 1,000,000   164,230  246,340    328,460    410,570    492,590    541,350    590,110
 1,200,000   197,570  296,350    395,140    493,920    592,590    651,350    710,110
 1,500,000   247,580  371,365    495,160    618,945    742,590    816,350    890,110
 2,000,000   330,930  496,390    661,860    827,320    992,590  1,091,350  1,190,110
 2,500,000   414,280  621,415    828,560  1,035,695  1,242,590  1,366,350  1,490,110
 3,000,000   497,630  746,440    995,260  1,244,070  1,492,590  1,641,350  1,790,110
 3,500,000   580,980  871,465  1,161,960  1,452,445  1,742,590  1,916,350  2,090,110
 4,000,000   664,330  996,490  1,328,660  1,660,820  1,992,590  2,191,350  2,390,110

   The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse's benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

   In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations throughout a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 34 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company's outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company's shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company's assets.

   Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years beginning in 2000. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of 2; and Tier 3 executives receiving a multiple of one and one-half. Messrs. Davidson and Evans are Tier 1 executives and Messrs. von Bernuth, Young and Duffy are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company's Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

   The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation and Burlington Northern Santa Fe Corporation.

                                    [CHART]

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                           UPC, S&P 500 AND PEER GROUP
                           ---------------------------
DOLLARS

           UPC      S&P 500   PEERS
12/31/96   100.00   100.00    100.00
12/31/97   107.10   133.30    115.50
12/31/98    78.40   171.40    117.20
12/31/99    77.20   207.40     85.80
12/31/00    91.50   188.50     84.70
12/31/01   104.30   166.20    103.90

                (2) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2002 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

   The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

                      (3) SHAREHOLDER PROPOSAL REGARDING
                             CHAIRMAN OF THE BOARD

   The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, the beneficial owner of 73,258 shares of the Company's Common Stock, has submitted the following proposal. The Board of Directors recommends a vote against this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

   RESOLVED: The shareholders of Union Pacific Corporation ("Union Pacific" or the "Company") urge the Board of Directors to amend the bylaws to require that an independent director who has not served as chief executive officer ("CEO") of the Company shall serve as Chairman of the Board of Directors.

                             SUPPORTING STATEMENT

   The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. Such oversight is important in light of the performance of Union Pacific's stock under its current Chairman and CEO, Richard Davidson. We believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at Union Pacific.

   Corporate governance experts have questioned how one person serving as both Chairman and CEO can effectively monitor and evaluate his or her own performance. The NACD Blue Ribbon Commission on Director Professionalism has recommended that an independent director should be charged with "organizing the board's evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises."

   Separating the positions of Chairman and CEO will enhance independent Board leadership at Union Pacific. Many institutional investors have found that a strong, objective board leader can best provide the necessary oversight of management. For example, CalPERS' Corporate Governance Core Principles and Guidelines states that "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

   Under Richard Davidson's leadership as Chairman and CEO, Union Pacific shareholders have seen the stock price falter and the dividend cut by more than half. Indeed, the Company's stock price has been flat for the five-year period ending November 7, 2001. The Southern Pacific acquisition resulted in unforeseen traffic congestion that cost Union Pacific approximately $450 million after taxes in 1997. The integration of Southern Pacific into the Company's operations has continued to incur costs in subsequent years. A lifelong Union Pacific employee, Davidson admitted in The Wall Street Journal that "this has truly been a humbling experience and no way to run a railroad."

   We believe that separating the CEO and Chairman positions and having an independent Chairman will strengthen the Board's integrity and improve its oversight of management.

   For these reasons, we urge a vote FOR this resolution.

Recommendation of the Board of Directors:

   This same proposal by the same proponent was defeated by nearly 80% of the votes cast at last year's Annual Meeting. The Board views this as strong support for its position that it is not in the best interests of the Company and its shareholders to adopt a by-law provision to require that an independent director serve as Chairman of the Board. The Board opposes the resolution because it would reduce the Board's flexibility to select a style of leadership depending on time and circumstances. It is the Board's opinion that it should be free to make this choice in a manner that is best for the Company at any point in time. Currently there is nothing in the Company's by-laws which would preclude the Board from determining that the positions of Chairman and Chief Executive Officer should be held by different people if, at some future time, the Board believes that such action is in the best interests of the Company's shareholders. The proposed by-law amendment, however, limits the flexibility of the Board to act in the manner that it determines would best serve the shareholders' interests and thus deprives the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

   In its "Policy Statement on Corporate Governance", TIAA-CREF, a major institutional investor widely recognized for its leadership in corporate governance, specifically recognizes this responsibility of the Board. TIAA-CREF also advises that it does not generally support shareholder resolutions to separate the positions of CEO and Chairman.

   The Board believes the Company has been and continues to be best served by having one person, Mr. Davidson, serve as both Chairman and CEO, acting as a bridge between the Board and the operating organization and providing critical leadership for the strategic initiatives and challenges of the future. The Board also considers that Board independence and oversight is maintained effectively through the composition of the Board and through sound corporate governance practices as set out on pages 15 through 19. The independence of the Board as a whole is assured as 11 of 13 current directors are outside independent directors, and the Audit, Compensation, Finance and Governance Committees are all composed entirely of outside directors. Moreover, directors of the Company, including the Chairman, are bound by state law-imposed fiduciary obligations to serve the best interests of the Company's shareholders. Separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director or officer of the Company.

   The proponent states that the NACD Blue Ribbon Commission on Director Professionalism recommends that an independent director be charged with organizing the Board's evaluation of the CEO. The Board wishes to point out, as detailed in the section Evaluation of the Chairman and CEO on page 18, that the Company utilizes two board committees, both comprised entirely of outside directors and chaired by outside directors, to evaluate the CEO. The proponent also points to the Southern Pacific integration as further support for having an independent chairman. The Board fails to see how such an individual, without the knowledge, experience and dedication to Union Pacific and the railroad industry exhibited by Mr. Davidson, could have improved the oversight of management or have strengthened the Board's integrity in that time of challenge. Indeed, under the strong leadership of Mr. Davidson, Union Pacific has achieved record setting operational and financial performance. The Board does not believe that an independent chairman would have improved these excellent results.

   For the above reasons, the Board believes that no purpose is served by imposing an absolute rule against a Chief Executive Officer serving as Board Chairman.

   The Board of Directors recommends that shareholders vote AGAINST Proposal 3.

                                OTHER BUSINESS

   The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

   IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR INTERNET OR TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                      Carl W. von Bernuth
                                      Senior Vice President,
                                      General Counsel and Secretary


 Any security holder wishing to receive, without charge, a copy of Union Pacific's 2001 Annual Report/Form 10-K (without exhibits) filed with the Securities and Exchange Commission or the Company's report, "Commitment to Diversity" should write to Secretary, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

                                                                     Appendix A

                           UNION PACIFIC CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

Function

   The Audit Committee will assist the Board of Directors in fulfilling its responsibility to the shareholders and investment community relating to Corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In fulfilling these responsibilities, the Audit Committee will (i) review the scope of audits of the Corporation and its subsidiaries, (ii) monitor the system of internal control implemented throughout the Corporation, and (iii) provide an avenue of communication among the independent auditors, management, the internal audit staff, and the Board of Directors. In addition, the Audit Committee is responsible for reviewing appropriate standards of business conduct for the Corporation and its employees and for monitoring compliance with these standards.

Membership

   The Audit Committee will be composed of at least three Directors each of whom will meet the independence requirements of the New York Stock Exchange as the Board of Directors determines in its business judgment.

   All members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise, as such qualifications are determined by the Board of Directors in the exercise of its business judgment.

   One member of the Audit Committee will be appointed by the Board of Directors as Chair and will be responsible for scheduling of regular and special meetings and the functioning of the Committee.

Meetings

   The Audit Committee will meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. Meetings of the Audit Committee will normally be held in conjunction with meetings of the Board of Directors; however, exact timing and location of the meetings will be set by the Audit Committee Chair in consultation with the chief financial officer.

   The Audit Committee may have in attendance at its meetings such members of management, the independent auditors, and internal auditors as it may deem necessary or desirable to obtain the information needed to carry out its duties and responsibilities. The Committee shall meet in executive session with the Corporation's independent auditors and/or internal auditors without management present at least annually and at such other times the Committee deems it appropriate.

Duties and Responsibilities

   As part of its responsibility, the Committee will:

   (1) Assess the adequacy of the Committee's charter annually.

   (2) Recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Corporation and its subsidiaries, and review and approve the discharge of the independent auditors, which auditors shall ultimately be accountable to the Board of Directors through the Audit Committee.

   (3) Review with the independent auditors and management the scope of the proposed audit for the current year, the audit procedures to be used, and the proposed fee.

   (4) Review with management and the independent auditors the results of the annual audit, including any comments or recommendations of the independent auditors, and any reports of the independent auditors with respect to interim financial reviews as required by Statement on Auditing Standards 71, Interim Financial Information. Reports of the independent auditors with respect to interim financial reviews may be presented to the Audit Committee Chair. In addition, the

     Committee will discuss with the independent auditors those matters required by Statement on Auditing Standards 61, Communication with Audit
     Committees, respecting the independent auditors' judgment as to the quality of the Corporation's accounting principles.

 (5) Review with management the status of pending litigation, regulatory and tax matters, the performance of safety programs and operations, and other areas of oversight to the legal and compliance area as may be appropriate.

 (6) Recommend to the Board of Directors, based on the review and discussions noted above, whether the audited financial statements should be included in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

 (7) Preapprove non-audit engagements of independent accountants and review fees paid for these engagements considering whether such fees are compatible with maintaining the independence of the auditor as provided in the Corporation's Statement of Audit Committee Procedures in Connection with Non-Auditing Services Rendered by Independent Accountants.

 (8) Evaluate the independence of the independent auditors through receipt and review of written independence disclosures as required by Independence Standards Board Standard No. 1 and discussion with the independent auditors.

 (9) Review with management, the internal auditors, and independent auditors the Corporation's policies and procedures for maintaining the adequacy and effectiveness of internal controls. As part of this effort, the Committee will inquire of management, the internal auditors, and independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Corporation.

(10) Review the appointment or dismissal of the chief internal auditor and chief safety officer.

(11) Review the internal audit staff's proposed audit plans for the coming year, evaluate the effectiveness of the internal audit staff on an annual basis, and periodically review the staff's independence, purpose, authority, and responsibilities.

  (12) Review with the chief internal auditor and the independent auditor the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized, and audit resources are used efficiently and effectively.

  (13) Review the Corporation's Statement of Policy Concerning Business Conduct and assess procedures for administering the Statement.

  (14) Inform the Board of Directors, through minutes and presentations as needed, of matters discussed at the Committee meetings including significant developments identified by the Committee.

                                    [GRAPHIC]

                                    Recycled

[Logo of Union Pacific]

                                      PROXY
                         SOLICITED BY BOARD OF DIRECTORS
                          ANNUAL MEETING APRIL 19, 2002
                              SALT LAKE CITY, UTAH


The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 19, 2002 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET OR BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side.)







                                                                          007ANB

                   ***YOU CAN VOTE BY TELEPHONE OR INTERNET!
                   AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK***

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
                   Have this proxy card in hand when you call.

                        TO VOTE BY TELEPHONE
                        --------------------
                  (within the U.S. and Canada ONLY)

..    Call toll free 1-888-266-6790 from a touch tone telephone. There is NO
     CHARGE for this call.

..    Enter six-digit Control Number located below and then follow the voting instructions.


Option 1:      If you choose to vote as the Board of Directors recommends on ALL
---------      proposals, press 1. When asked, please confirm your vote by pressing 1 again.


Option 2:      If you choose to vote on EACH proposal SEPARATELY, press 0 and
---------      follow the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.



                        TO VOTE BY INTERNET
                        -------------------
..    Go to the following web site: www.computershare.com/us/proxy

..    Enter the information requested on your computer screen, including your six-digit Control Number located below, then follow the voting instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back this proxy card.


Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on April 17, 2002.

                              THANK YOU FOR VOTING

CONTROL NUMBER

+  UNION PACIFIC CORPORATION
   APRIL 19, 2002

   007AMB
-------------------------------------------------------------------------------
[_] Mark this box with an X if you have made changes to your name or address details below.

                                                                         ------
                                                                          A3571
                                                                         ------


================================================================================
Proxy Card
================================================================================

Please mark vote in box in the following manner using dark ink only.          X
================================================================================
           The Board of Directors Recommends a Vote FOR all nominees.
--------------------------------------------------------------------------------
1. Election of Directors: Nominees       For     Withhold

01. P. F. Anschutz                       [_]        [_]

02. R. K. Davidson                       [_]        [_]

03. T. J. Donohue                        [_]        [_]

04. A. W. Dunham                         [_]        [_]

05. S. F. Eccles                         [_]        [_]

06. I. J. Evans                          [_]        [_]

07. E.T. Gerry, Jr.                      [_]        [_]

08. J. R. Hope                           [_]        [_]

09. R. J. Mahoney                        [_]        [_]

10. S. R. Rogel                          [_]        [_]

11. E. Zedillo                           [_]        [_]


OR  PLEASE REFER TO THE REVERSE SIDE FOR
    TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
================================================================================
The Board of Directors Recommends a Vote FOR proposal 2, and AGAINST proposal 3.
--------------------------------------------------------------------------------
                                                      For    Against     Abstain

2. Ratify appointment of Deloitte & Touche as         [_]      [_]         [_]
   independent auditors.

3. Shareholder proposal regarding Chairman of         [_]      [_]         [_]
   the Board.


           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Signature                    Signature                     Date
------------------------     ------------------------      ---------------------

------------------------     ------------------------      ---------------------

+                                                                              +

[Logo of Union Pacific Corporation]

                                            CONFIDENTIAL VOTING INSTRUCTIONS FOR
                                                   ANNUAL MEETING APRIL 19, 2002

To the Trustee:


The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 8, 2002, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 19, 2002, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposal 2, and AGAINST proposal 3; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (THRT)                             Union Pacific Corporation Thrift Plan PAYSOP (UPSP)
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (AGRE)    Union Pacific Corporation Employee Stock Ownership Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)               (TRASOP) (TSOP)
   Retirement Thrift Plan (FREX)
Chicago and North Western Railway PS and Retirement Savings                            (Continued and to be signed on reverse side.)
   Program (CNWP)

YOUR VOTE IS IMPORTANT! PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET OR BY MARKING, SIGNING AND DATING THIS FORM ON THE REVERSE SIDE AND RETURNING IT IN THE ACCOMPANYING ENVELOPE.

                                                                                                                              007ASD
------------------------------------------------------------------------------------------------------------------------------------
 ***YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK***
                  Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
                                                 Have this proxy card in hand when you call.
          TO VOTE BY TELEPHONE                                                               TO VOTE BY INTERNET
          --------------------                                                               -------------------
    (within the U.S. and Canada ONLY)

 . Call toll free 1-888-215-8522 from a touch tone telephone. There         .   Go to the following web site: www.computershare.
   is NO CHARGE for this call.                                                  com/us/proxy

 . Enter six-digit Control Number located below and                         .   Enter the information requested on your computer
   then follow the voting instructions.                                         screen, including your six-digit Control Number
                                                                                located below, then follow the voting instructions
                                                                                on the screen.


Option 1:  If you choose to vote as the Board of Directors recommends       If you vote by telephone or the Internet, DO NOT mail
--------   on ALL proposals, press 1. When asked, please confirm your vote  back this proxy card.
           by pressing 1 again.


Option 2:  If you choose to vote on EACH proposal SEPARATELY, press 0 and follow
-------- the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.

        Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on April 17, 2002.
                                                   THANK YOU FOR VOTING
CONTROL NUMBER
------------------------------------------------------------------------------------------------------------------------------------

+

                                                                             [_]
UNION PACIFIC CORPORATION
APRIL 19, 2002

007ARC

--------------------------------------------------------------------------------

  [_] Mark this box with an X if you have made changes to your name or address details below.
                                                                         -------
                                                                          A3572
                                                                         -------


--------------------------------------------------------------------------------
 Proxy Card
--------------------------------------------------------------------------------
Please mark vote in box in the following manner using dark ink only. [X]
--------------------------------------------------------------------------------
           The Board of Directors Recommends a Vote FOR all nominees.
--------------------------------------------------------------------------------

1. Election of Directors: Nominees           For     Withhold


01. P. F.  Anschutz                          [_]       [_]

02. R. K.  Davidson                          [_]       [_]

03. T. J. Donohue                            [_]       [_]

04. A. W. Dunham                             [_]       [_]

05. S. F. Eccles                             [_]       [_]

06. I. J. Evans                              [_]       [_]

07. E. T. Gerry, Jr.                         [_]       [_]

08. J. R. Hope                               [_]       [_]

09. R. J. Mahoney                            [_]       [_]

10. S. R. Rogel                              [_]       [_]

11. E. Zedillo                               [_]       [_]



OR              PLEASE REFER TO THE REVERSE SIDE FOR
             TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
--------------------------------------------------------------------------------
The Board of Directors Recommends a Vote FOR proposal 2, and AGAINST proposal 3.
--------------------------------------------------------------------------------

2. Ratify appointment of Deloitte & Touche as independent auditors.

            For        Against       Abstain
            [_]          [_]           [_]

3.   Shareholder proposal regarding Chairman of the Board.

            For        Against       Abstain
            [_]          [_]           [_]



          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.

Please sign exactly as name appears.

Signature                        Date
-----------------------------    -------------------------------
                                    [ ][ ]/[ ][ ]/[ ][ ][ ][ ]
-----------------------------    -------------------------------